Exhibit 35.1
DTE Electric Company

Annual Certificate of Compliance
Under the Servicing Agreement,
dated as of March 17, 2022

The undersigned hereby certifies that the undersigned is the duly elected and acting Chief Accounting Officer of DTE Electric Company, as servicer (the “Servicer”) under the Securitization Property Servicing Agreement dated as of March 17, 2022 (the “Servicing Agreement”) by and between the Servicer and DTE Electric Securitization Funding I LLC, as amended, and further certifies that:
1.A review of the activities of the Servicer and of its performance under the Servicing Agreement during the year ended December 31, 2024 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement.
2.To the undersigned's knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the year ended December 31, 2024.

DTE ELECTRIC COMPANY
(as Servicer)

By:	/S/ TRACY J. MYRICK
Tracy J. Myrick Chief Accounting Officer
Date: March 19, 2025